Item 77 E - LEGAL PROCEEDINGS
Since February 2004, Federated
and related entities
(collectively, "Federated") have
been named as defendants in
several lawsuits, that were
consolidated into a single
action in the United States
District Court for the Western
District of Pennsylvania,
alleging excessive advisory fees
involving one of the Federated-
sponsored mutual
funds.  Without admitting the
validity of any claim, Federated
reached a final
settlement with the Plaintiffs in
these cases in April 2011.